EXHIBIT 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in this Registration Statement on Form SB-2/A-6 dated on or about August 14, 2006, of White Mountain Titanium Corporation (An Exploration Stage Company) (the “Company”) for the year ended December 31, 2005, of our report dated February 17, 2006, except as to note 8(a) which is as of May 5, 2006 and note 12 which is as of August 11, 2006, relating to the Company’s consolidated balance sheets as of December 31, 2005 and 2004 and the related consolidated statements of operations and deficit, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2005, 2004 and 2003, and the cumulative period from inception (November 13, 2001) through December 31, 2005.
We also consent to the reference to our firm as experts in matters of accounting and audit in this registration statement.

/s/ Smythe Ratcliffe
Smythe Ratcliffe
Chartered Accountants
Vancouver, British Columbia, Canada
August 14, 2006